EXHIBIT 99.1

CMS Bancorp, Inc.

Announces Results of Stock Repurchase Program

and

Results for the Quarter Ended June 30, 2008

White Plains, New York, August 7, 2008 (PRIME NEWSWIRE) – CMS Bancorp, Inc. (NASDAQ: CMSB) parent of Community Mutual Savings Bank, announced that through August 6, 2008, it had repurchased 85,500 shares of its’ common stock under a stock repurchase plan which authorizes repurchases of up to 98,647 shares of its’ stock. There are 13,147 shares remaining to be purchased under the plan; however, there is no guarantee as to the exact number of shares which may be repurchased by the Company. Repurchased shares will be held as treasury stock.

Commenting on the stock repurchase program, President and CEO John E. Ritacco, stated that “we believe that the repurchase of CMS Bancorp common stock at this time represents the most attractive use of capital, as part of a broad long term capital management strategy which considers future growth, earnings and dividends as well as acquisition and other opportunities.”

The Company incurred a net loss of $178,000 ($.10 per share) for the three months ended June 30, 2008, compared to a net loss of $733,000 ($.39 per share) for the three months ended June 30, 2007. The decrease in the net loss primarily reflects an increase in net interest income and a reduction in non-interest expenses. Non-interest expenses declined in the three month period ended June 30, 2008 as compared to 2007 as a result of not having a contribution to the Community Mutual Charitable Foundation in the 2008 period, offset in part by increases in other operating expenses in 2008.

The increase in net interest income reflects the investment of the proceeds of the Company’s initial public offering and the growth and diversification of the loan portfolio, which grew from $146.7 million as of September 30, 2007 to $163.4 million at June 30, 2008. Growth in the loan portfolio was funded from cash equivalents and borrowings from the Federal Home Loan Bank of New York. Deposits grew by $2.6 million in the quarter ended June 30, 2008 to $122.6 million. Commenting on the growth in net interest income and the increases in operating expenses, Mr. Ritacco stated that “we have made significant changes to the Bank in the past two years by investing in our branches, technology and people. We believe that we are now in a position to offer our customers the highest level of products and customer service while continuing to grow the Bank, remain competitive and provide a return to our shareholders”.

Mr. Ritacco reported that the interest rate environment experienced over the last two years continues to present challenges to the banking industry. Recent reductions in the Federal funds interest rate should have a positive effect thereby helping to reduce deposit interest costs over time and help improve net interest income.

Mr. Ritacco cautioned however that the flat and at times inverted yield curve which has existed over the past two years continues to negatively impact net interest income, and could mitigate the loan and interest income growth that the bank has achieved.

While the banking industry in general continues to deal with an increased level of loan delinquencies and defaults, particularly in the subprime sector, CMS Bancorp has not experienced such an increase in past due loans or delinquencies to date, due primarily to the Bank’s conservative underwriting standards. As of June 30, 2008, CMS Bancorp had no non-performing loans and the allowance for loan losses was 0.23% of loans, compared to 0.18% as of September 30, 2007.

Mr. Ritacco also stated that “the Bank continues to make progress with its branch renovation, relocation and expansion plans. The new Eastchester branch opened in April, the combined Greenburgh White Plains branch office is expected to open in September 2008, and a new 2,900 square foot branch office in Mount Kisco is expected to open near the end of the year. These new branch locations and our expansion to Mount Kisco are an important aspect of our plan to grow the Bank. Going forward, all our future locations will be modern, welcoming to our customers and focused on serving the communities where we live, work and do business. Our business strategy continues to be to provide our clients with better products, higher branch visibility, parking at all locations, ATM and commercial night deposit capabilities and a community bank approach to provide the highest quality personal and business customer service.”

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. Readers should not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to CMS Bancorp include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) competition among providers of financial services; (iii) changes in the quality or composition of loan and investment portfolios of the Bank; (iv) changes in accounting and regulatory guidance applicable to banks; and (v) price levels and conditions in the public securities markets generally. These factors could affect CMS Bancorp’s financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither CMS Bancorp nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2008	September 30, 2007
	(Unaudited, In thousands)
ASSETS
Cash and cash equivalents	$3,172	$17,540
Investment securities	10,664	4,565
Loans, net	163,367	146,701
Other assets	5,529	4,700

Total assets	$182,732	$173,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$122,541	$117,500
Borrowed money	35,218	30,000
Other liabilities	2,292	1,652

Total Liabilities	160,051	149,152
Stockholders’ equity	22,681	24,354

Total liabilities and stockholders’ equity	$182,732	$173,506

CMS Bancorp, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Interest income	$2,567	$1,960	$7,531	$5,242
Interest expense	1,143	715	3,456	2,038

Net interest income	1,424	1,245	4,075	3,204
Provision for loan losses	65	30	115	30

Net interest income after provision for loan losses	1,359	1,215	3,960	3,174
Non-interest income	74	64	269	212
Non-interest expense	1,692	1,985	4,851	4,207

Income (loss) before income taxes	(259)	(706)	(622)	(821)
Income tax (benefit) expense	(81)	27	(165)	(8)

Net income (loss)	$(178)	$(733)	$(457)	$(813)

Net (loss) per common share	$(0.10)	$(0.39)	$(0.25)	$(0.43)

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